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                                                                     EXHIBIT 3.7

                     LEARNINGEXPRESS.COM INCENTIVE PLAN LLC

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

      This Limited Liability Company Operating Agreement (the "Agreement"), effective as of the 13th day of April, 2000, is entered into by and among the Persons identified as Members in Schedule A annexed hereto, made a part hereof and hereby incorporated herein, each (for such period of time as it shall remain a Member hereunder) referred to individually as a "Member" and collectively as the "Members."

      WHEREAS, LearningExpress.com Incentive Plan LLC (the "LLC") has been formed pursuant to the Delaware Limited Liability Company Act (the "Act") by the filing on March 15, 2000 of a Certificate of Formation (as such Certificate may be amended from time to time, the "Certificate of Formation") in the office of the Secretary of State of the State of Delaware; and

      WHEREAS, capitalized terms used herein, and not otherwise defined herein, have the meanings ascribed to them in Appendix I annexed hereto, made a part hereof and hereby incorporated herein;

      NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto hereby agree as follows:

1. Principal Office; Registered Office and Registered Agent. The principal office of the LLC shall initially be 29 Buena Vista Street, Ayer, MA 01432. The name and address of the registered agent of the LLC for service of process pursuant to the Act shall initially be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, and the LLC's registered office in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Manager may, upon compliance with the applicable provisions of the Act, change the LLC's principal office, its registered office or registered agent from time to time, all as determined by the Manager.

2. Purpose. The LLC was formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act, including, without limitation, holding membership interests in LearningExpress.com LLC, a Delaware limited liability company, and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The LLC shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act. Except as otherwise required by the Act or other applicable law, in connection therewith, the Manager shall have the authority to (i) exercise all the powers and privileges granted to an LLC by the Act or any other law or this Agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities of the LLC in the State of Delaware or in any other jurisdiction in which the LLC shall conduct business and (ii) take any other action not prohibited under the Act or other applicable


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law; and, except as provided in Sections 3(a) and 13(b) hereof, no Member acting in its capacity as a Member shall have any authority, power or privilege to act on behalf of or to bind the LLC.

3.    Management.

      (a) Designation of Manager. The sole manager (the "Manager") of the LLC shall be LearningExpress.com Holdings LLC, a Delaware limited liability company. If at any time there is no Manager, the number of Managers may be determined and one or more Managers may be designated by approval of a Majority in Interest of the Common Members. The Manager may resign from, retire from, abandon or otherwise terminate its status as a Manager upon prior notice to the LLC.

      (b) Transactions with Affiliates. The Manager may cause the LLC to enter into one or more agreements, leases, contracts or other arrangements for the furnishing to or by the LLC of goods, services or space with any Member, Manager or an Affiliate thereof, and may pay compensation thereunder for such goods, services or space, provided in each case the Manager has determined in good faith that the terms of any such arrangements are in, or not opposed to, the best interests of the LLC.

      (c) Power of Manager to Bind the LLC. The signature of the Manager acting alone on any agreement, contract, instrument or other document shall be sufficient to bind the LLC in respect thereof and conclusively evidence the authority of the Manager and the LLC with respect thereto, and no third party need look to any other evidence or require joinder or consent of any other party to bind the LLC or to evidence such authority.

      (d) Appointment of Officers and Other Agents. The Manager may appoint one or more individuals as agents of the LLC with, in each case, such title and duties and power and authority as the Manager shall determine from time to time, and such agents may be referred to as officers of the LLC; provided, however, that no such appointment by the Manager shall by itself cause the Manager to cease to be a "manager" of the LLC within the meaning of the Act or this Agreement or restrict the ability of the Manager to exercise the powers so delegated. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Manager, any officer so appointed shall have the same authority to act for the LLC as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.

      (e) Standard of Care for Manager. The Manager shall perform its duties hereunder in good faith and with that degree of care that an ordinarily prudent Person in a like position would use under similar circumstances. The Manager shall be entitled to rely, in the performance of such duties, on information, opinions, reports or statements, including financial statements, in each case prepared by one or more agents or employees, counsel, public accountants or other Persons employed by the LLC, as to matters that the Manager believes to be within such Persons' special competence.


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4. Capital Contributions; Capital Accounts; and Liability of Members.

      (a) Capital of Members. The capital contributions that each Member has made to the LLC on or before the date of this Agreement are set forth on Schedule A, and the number of Shares owned by such Member is also set forth on such Schedule A. The Manager shall amend Schedule A from time to time to properly reflect any changes in the capital contributions made by, or the number of Shares owned by, the Members.

      (b) Additional Capital. No Member shall be obligated to contribute any additional capital to the LLC.

      (c) Capital Accounts. A separate capital account (each, a "Capital Account") shall be established for each Member and shall be maintained in accordance with applicable regulations ("Treasury Regulations") under the Internal Revenue Code of 1986, as amended (the "Code").

      (d) Liability of Members. The liability of a Member for the losses, debts and obligations of the LLC shall be limited to its capital contributions theretofore made to the LLC by such Member (or its predecessor in interest) which have not been repaid to or withdrawn by such Member (or its predecessor in interest) in accordance with the terms of this Agreement. No Member, in its capacity as a Member, shall have any liability to restore any negative balance in its Capital Account.

      (e) Admission of Additional Members. Subject to any restrictions or other applicable procedures imposed by this Agreement, additional members may be admitted to the LLC on such terms and conditions as may be specified by the Manager. In connection with any such admission, including any admission due to a Transfer of all or part of an interest under Section 8 hereof, Schedule A shall be amended by the Manager to reflect the inclusion of the additional Member(s). The Manager is hereby authorized to amend this Agreement, without the consent of any Member, to provide for additional classes or groups of members of the LLC having such relative rights, powers and duties as the Manager shall determine in its sole discretion, including but not limited to rights, power and duties senior to existing classes or groups of members.

5. Return of Contributions. No Member shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of such Member's interest in the LLC, including without limitation as a result of the withdrawal or resignation of such Member from the LLC, except as specifically provided in this Agreement.

6. Distributions.

      (a) Distributions Other Than in Liquidation of the LLC. Except as otherwise provided by Section 6(b), all distributions shall be made to the Members in the following order of priority:


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            (i) First, to each Common Member, such Common Member's Pro Rata
            Share of the aggregate amount of any distribution made to the LLC by LearningExpress.com LLC (and not previously taken into account under this Section 6(a)(i); and

            (ii) Thereafter, to the Residual Member.

      (b) Distributions upon Liquidation. All distributions upon liquidation and dissolution of the LLC shall be made in the following order of priority:

            (i) First, to each Common Member, an amount equal to the excess of
            (A) such Member's Pro Rata Share of the aggregate amount available for distribution by the LLC minus (B) the aggregate Reserve Amounts with respect to all Shares held by such Member; and

            (ii) Thereafter, to the Residual Member.

      (c) Distributions of Cash and Other Property. Except as the Manager may otherwise determine, all distributions to Members shall be made in cash. If any assets of the LLC are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the Manager. Any amounts not distributed upon liquidation of the LLC pursuant to Section 6(b) hereof on account of expenses and reserves shall serve to reduce the distributions made to each Member pursuant to Section 6(b) hereof in a manner reasonably determined by the Manager. Any such reserves as remain after payment of contingent liabilities shall be distributed to the Members in the manner in which they served to reduce the distributions thereto.

      (d) Tax Distributions. The Manager shall, to the extent of the cash then available to the LLC, make a distribution (a "Tax Distribution") to the Members entitled thereto not later than the date specified below. The LLC shall make a Tax Distribution prior to the tenth day of April, June, September and January of each fiscal year in an amount equal to one quarter (1/4) of the Members' Estimated Tax Liability. For purposes of this Section 6(d), the "Members' Estimated Tax Liability" means the product of (i) the taxable income of the LLC for the then current fiscal year (except that the January distribution shall be for the previous calendar quarter), as projected from time to time in good faith by the Manager multiplied by (ii) the Tax Distribution Rate, which amount shall be distributed among the Members pro rata in proportion to their respective estimated allocable shares of such taxable income for such year, as so projected; provided, however, that the Tax Distribution payable to the Members for a fiscal year (or portion thereof) shall be reduced to reflect net losses and deductions (i.e., the excess of losses and deductions over income and gains) and credits allocated by the LLC to the Members generally for federal income tax purposes in any and all earlier periods (except to the extent previously applied to reduce a Tax Distribution or to the extent the carryforward period for such losses or credits has expired). For purposes of this Section 6(d), the "Tax Distribution Rate" shall


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initially mean 45% or such other percentage as may be approved by the Manager from time to time as the approximate highest current marginal combined federal and state income tax rate applicable to an individual resident in Massachusetts (determined after giving effect to the deduction (if allowable) of state income taxes for federal income tax purposes). All amounts distributed to Members pursuant to this Section 6(d) shall be advances of amounts otherwise distributable to Members under the provisions of Section 6 hereof.

      (e) Withholding of Taxes. Each Member hereby authorizes the LLC to withhold and pay over any withholding or other taxes payable by the LLC as a result of such Member's status as a Member. Such Member shall be deemed for all purposes of this Agreement to have received a distribution from the LLC in the amount and as of the time each such withholding is paid by the LLC.

7. Allocations and Certain Tax Matters.

      (a) Allocations of Income, Gain, Deduction and Loss. All items of income, gain, deduction and loss of the LLC as determined for federal income tax purposes shall be allocated among the Members, and shall be credited or debited to their respective Capital Accounts in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible that such allocations satisfy the economic effect equivalence test of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). In accordance therewith, all items that can have economic effect shall be allocated in such a manner that the balance of each Member's Capital Account at the end of any taxable year of the LLC (increased by the sum of (1) such Member's "share of partnership minimum gain" as defined in Treasury Regulation Section 1.704-2(g)(1) plus (2) such Member's "share of partner nonrecourse debt minimum gain" as defined in Treasury Regulation Section 1.704-2(i)(5)) would be positive in the amount of cash that such Member would receive if the LLC sold all of its assets for an amount of cash equal to the book value (as determined pursuant Treasury Regulation Section 1.704-1(b)(2)(iv)(g)) of such assets (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the LLC remaining after payment of all liabilities (other than nonrecourse liabilities) of the LLC were distributed in liquidation of the LLC immediately following the end of such taxable year pursuant to Section 6(b) hereof. All items of income, gain, deduction and loss that cannot have economic effect (including nonrecourse deductions) shall be allocated in accordance with the Members' interests in the LLC, which, unless otherwise required by Code Section 704(b) and the Treasury Regulations thereunder, shall be (A) to each Common Member, such Common Member's Pro Rata Share of the aggregate amount of such allocation and (B) the remainder of the aggregate amount of such allocation to the Residual Member.

      (b) Tax Allocations. Items of income, gain, deduction and loss for purposes of determining the Members' Capital Accounts (that is, for "book purposes") shall be determined in accordance with the same principles as such items are determined for reporting such items on the LLC's federal income tax return. All items of income, gain, deduction, loss or credit for tax purposes shall be determined in accordance with the


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Code and, except to the extent otherwise required by the Code, allocated to and among the Members in the same percentages in which the Members share in such items for book purposes. Notwithstanding the foregoing, if the book value of property differs from its tax basis, then for the purposes of this Agreement, all determinations of income, gain, deduction and loss for tax purposes shall be determined with respect to such book value in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

      (c) Certain Allocations with Respect to Contributed Property. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of depreciation, amortization, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial book value, such allocation to be made by the Manager in accordance with the so-called "traditional method with curative allocations solely in the case of a sale of property" as provided under Treasury Regulation
Section 1.704-3(c)(iii)(B).

      (d) Tax Elections. Any elections or other decisions relating to allocations of income, gain, deduction, loss or credit hereunder or any other tax elections (including elections under Code Section 754) that must be made at the LLC level (as opposed to by the LLC's Members) shall be made (or not made) by the Manager in its sole discretion.

      (e) Shares Held During Portion of Taxable Year. For purposes of determining the income, gain, loss, deduction or credit, or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

      (f) Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 7 and hereby agree to be bound by the provisions of this Section 7 in reporting their distributive shares of LLC income and loss for income tax purposes.

      (g) Section 83(b) Elections. Each Person who receives a Share shall timely file an election with respect to such Share under section 83(b) of the Code on a form to be provided to such Person by the Manager.

8. Restrictions on Transfers of Shares.

      (a) Restrictions in General. No Member may Transfer such Member's interest in the LLC or any part thereof, or in all or any part of the assets of the LLC, and no Member may withdraw from, resign from, retire from, abandon or otherwise terminate its status as a Member, without the prior written consent of the Manager. Notwithstanding anything to the contrary herein, no Member shall transfer its interest in the LLC to the extent that such transfer would violate the Securities Act of 1933, as amended, or any other federal or state securities or blue sky laws.


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      (b) Issuance of Shares. During the term of this Agreement, the LLC shall not issue any Shares to any Person (other than a Person which is already a Member hereunder) unless such Person agrees in writing to be bound by all of the provisions of this Agreement.

9. Priorities. No Member shall have any rights or priority over any other Members as to contributions or as to distributions or compensation by way of income, except as specifically provided in this Agreement.

10. Term; Dissolution of the LLC.

      (a) Term. The term of the LLC shall be perpetual, unless sooner terminated as hereinafter provided.

      (b) Events of Dissolution or Liquidation. The LLC shall be dissolved upon the happening of any of the following events:

            (1) the consent of the Manager;

            (2) the sale of all or substantially all of the assets of the LLC or of LearningExpress.com LLC;

            (3) the liquidation and dissolution of LearningExpress.com LLC;

            (4) a public offering of equity securities of a corporate successor to LearningExpress.com LLC; or

            (5) the entry of a decree of judicial dissolution under the Act.

Following any of the foregoing events, the Manager shall proceed diligently to liquidate the assets of the LLC in a manner consistent with commercially reasonable business practices.

      (c) Distributions upon Liquidation. In connection with the liquidation of the LLC, the assets of the LLC shall be applied and distributed in the following order of priority:

            (1) to creditors of the LLC, including Members, in the order of priority provided by law, and the creation of a reserve of cash or other assets of the LLC for contingent liabilities in an amount, if any, determined by the Manager to be appropriate for such purposes; and

            (2) to the Members in accordance with the provisions of Section 6.


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11. Financial and Accounting Matters.

      (a) Books and Records. The Manager shall keep or cause to be kept complete and accurate books and records of the LLC, using the same methods of accounting that are used in preparing the federal income tax returns of the LLC to the extent applicable and otherwise in accordance with generally accepted accounting principles consistently applied. Such books and records shall be maintained and available, in addition to any documents and information required to be furnished to the Members under the Act, at the principal business office of the LLC for examination and copying by any Member or Manager, or its duly authorized representative, at its reasonable request and at its expense during ordinary business hours. A current list of the full name and last known address of each Member and Manager, a copy of this Agreement, any amendments thereto and the Certificate of Formation, executed copies of all powers of attorney, if any, pursuant to which this Agreement, any amendment, or the Certificate of Formation has been executed, copies of the LLC's financial statements and federal, state and local income tax returns and reports, if any, for each of the last 6 fiscal years, shall be maintained at the principal business office of the LLC along with such other information, if any, as may be required to be made available to Members pursuant to Section 18-305 of the Act. On or before the due date (including extensions) of the federal income tax return of the LLC for each fiscal year of the LLC, each Member shall be furnished with copies of the LLC's federal income tax return for the fiscal year then ended and any other tax information reasonably required for state or local tax purposes.

      (b) Bank Accounts. Bank accounts and/or other accounts of the LLC shall be maintained in such banking and/or other financial institution(s) as shall be selected by the Manager, and withdrawals shall be made and other activity conducted on such signature or signatures as shall be designated by the Manager.

      (c) Fiscal Year. Except as otherwise required by the Code, the fiscal year (and taxable year) of the LLC shall end on December 31 of each year.

      (d) Tax Matters Partner. LearningExpress.com Holdings LLC shall be the "tax matters partner" of the LLC for purposes of the Code, until its bankruptcy, insolvency, resignation or the designation of its successor, whichever occurs sooner. Any subsequent "tax matters partner" shall be designated from time to time by the Manager.

12. Indemnity; Other Business.

      (a) Indemnity. Each Member, the Manager and any other entity or individual authorized to act on behalf of the LLC shall be entitled to indemnity from the LLC for any liability incurred and/or for any act performed within the scope of the authority conferred, and/or for any act omitted to be performed, which indemnification shall include all reasonable expenses incurred, including reasonable legal and other professional fees and expenses; provided, however, that such Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the LLC.


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      (b) Outside Interests. The Members, the Manager, and any Affiliates of any
of them may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others, including serving as manager and general partner of other limited liability companies and partnerships; provided, however, that no such other business venture or investment opportunity shall be in direct competition with the business and activities of the LLC. Neither the LLC nor any other Member or Manager shall have any rights in or to such ventures or opportunities or the income or profits therefrom.

13. Miscellaneous.

      (a) Binding Effect. Subject to the restrictions on Transfers set forth herein, the terms of this Agreement shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns; and each and every successor-in-interest to any Member, whether such successor acquires a Share by way of inheritance, gift, purchase, foreclosure or any other method, shall hold such Share subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto, including without limitation any creditor of any Member (including any Member acting in its capacity as a creditor of the LLC).

      (b) Amendment. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment is made with the consent of the Manager and the consent of a Majority in Interest of the Common Members.

      (c) Liquidation upon IPO of LearningExpress.com LLC or any Affiliate. Each Member hereby acknowledges and agrees that, unless determined otherwise by the Manager, effective upon determination of the Manager in connection with completion of an initial public offering of equity securities by a corporate successor to LearningExpress.com LLC or any of its Affiliates, the LLC will be liquidated, without further consent or agreement of any Member, and the Members will receive shares of capital stock of the corporate successor to LearningExpress.com LLC or such Affiliate having substantially similar preferences, rights, qualifications and restrictions as pertain to their interests in the LLC immediately prior to such liquidation.

      (d) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, notwithstanding any choice of law rules to the contrary.

      (e) Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart.


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      (f) Notices. Any and all notices under this Agreement shall be effective
(i) on the fifth business day after being sent by certified mail, return receipt requested, postage prepaid, or (ii) on the first business day after being sent by express mail, telecopy, or commercial expedited delivery service providing a receipt for delivery. All such notices in order to be effective shall be addressed, if to the LLC at its registered office under the Act, if to a Member at the last address of record on the LLC's books, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified. Copies of such notices shall also be sent to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110,
Attention: Kitt Sawitsky, Esquire.

      (g) Interpretation. As used herein, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice-versa, unless the context otherwise requires.

      (h) Entire Agreement. This Agreement, including all Schedules and Appendices attached hereto and the Certificate of Formation, which are hereby incorporated herein, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

      (i) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Agreement shall be enforceable in accordance with its terms.


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      IN WITNESS WHEREOF, the Manager and Members have executed this Agreement as of the date first above written.

MANAGER:

LEARNINGEXPRESS.COM HOLDINGS LLC



By:/s/
   --------------------------------
Its Manager

MEMBERS:

COMMON MEMBERS:


RESIDUAL MEMBER:

LEARNINGEXPRESS.COM HOLDINGS LLC



By: /s/
   --------------------------------
Its Manager



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
                                   SCHEDULE A
                                       TO
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                     LEARNINGEXPRESS.COM INCENTIVE PLAN LLC

------------------------------------------------------------------------------
         MEMBER              CAPITAL        CLASS OF SHARES       NUMBER OF
                           CONTRIBUTION                             SHARES

------------------------------------------------------------------------------
LearningExpress.com           $  0             Residual                      1
Holdings LLC
------------------------------------------------------------------------------
[Employees]                   $  0             Common         [Up to 2,000,000]
------------------------------------------------------------------------------
TOTAL COMMON SHARES           $  0                            [UP TO 2,000,000]
------------------------------------------------------------------------------


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
                                   APPENDIX I

                                  DEFINED TERMS

      The following capitalized terms shall have the meanings specified in this Appendix I.

      "Act" shall have the meaning set forth in the first recital to this Agreement.

      "Affiliate" means, with respect to a specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by the specified Person. As used herein, the term "control" means the possession by a Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract or otherwise.

      "Agreement" shall have the meaning set forth in the Preamble to this Agreement.

      "Capital Account" shall have the meaning set forth in Section 4(c).

      "Certificate of Formation" shall have the meaning set forth in the first recital to this Agreement.

      "Code" shall have the meaning set forth in Section 4(c).

      "Common Member" means any Member other than the Residual Member.

      "LLC" shall have the meaning set forth in the first recital to this Agreement.

      "Majority in Interest of the Common Members" means more than fifty percent (50%) of the number of Shares owned by all Common Members in the aggregate.

      "Manager" shall have the meaning set forth in Section 3(a).

      "Member" and "Members" shall have the meanings set forth in the Preamble to this Agreement.

      "Members' Estimated Tax Liability" shall have the meaning set forth in
Section 6(d).

      "Person" means any natural person or any general partnership, limited partnership, limited liability partnership, corporation, joint venture, trust, business trust, cooperative, association, or limited liability company, and shall include the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.


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      "Pro Rata Share" means, for any Common Member with respect to any amount to be allocated or distributed by the LLC, the product of (A) the aggregate amount to be allocated or distributed by the LLC, as the case may be, multiplied by (B) a fraction, the numerator of which is the aggregate number of Shares held by such Member and the denominator of which is the aggregate number of Common Shares of LearningExpress.com LLC held by the LLC.

      "Reserve Amount" means, with respect to any Share, an amount equal to the fair market value of such Share, as determined in good faith by the Manager, at the time such Share is transferred by the LLC to a Member (but prior to taking into account the Reserve Amount with respect to such Share).

      "Residual Member" means LearningExpress.com Holdings LLC and its successors and assigns.

      "Residual Share" means, with respect to any distribution made by the LLC at a particular time, an amount equal to the excess of (i) the total amount available for distribution at such time over (ii) the aggregate amount of distributions made to the Common Members at such time.

      "Shares" means all units of membership interest in the LLC held by each Common Member, whether now owned or hereafter acquired. Except as provided in
Section 6(b)(ii) with respect to Reserve Amounts, each Share shall entitle the Common Member holding such Share to an amount of distributions from the LLC at least equal to the amount of any distributions made to the LLC on one Common Share of LearningExpress.com LLC.

      "Tax Distribution" shall have the meaning set forth in Section 6(d).

      "Tax Distribution Rate" shall have the meaning set forth in Section 6(d).

      "Transfer" means, when used as a noun, any disposition of Shares or any interest therein, for value or otherwise, including, without limitation, any sale, gift, bequest, assignment, pledge or encumbrance, and whether effected by contract, by operation of law or otherwise. "Transfer," when used as a verb, shall have a correlative meaning.

      "Treasury Regulations" shall have the meaning set forth in Section 4(c).


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